DISTRIBUTION AGREEMENT

This Agreement is made and entered into as of the latest date set forth on the signature lines below (the “Effective Date”) by and between Oculus Innovative Sciences, Inc., a California corporation having a place of business located at 1129 No. McDowell Boulevard, Petaluma, CA 94954 and a manufacturing site located at Industria Vidriera 81Fraccionamiento Industrial, Zapopan Norte Zapopan, Jalisco Mexico 45130 ("Company"), and Shanghai Sunvic Technology Co. Ltd, a Chinese limited liability company having a place of business at Suite 2012, 915 Zhenbei Road, Shanghai, China, 200333 (“Distributor”).

WHEREAS
Company has developed proprietary technology and know-how known as the “Microcyn Technology” which Company distributes and sells in the form of gel solutions, as further identified in Exhibit A to this Agreement,

WHEREAS
Distributor and its Subdistributors import and sell hospital supplies, OTC medical devices and has considerable experience in the marketing, sale and servicing of such supplies and devices for such applications; and

WHEREAS
Supplier desires Distributor to distribute Supplier’s Products, and Distributor desires to distribute Supplier’s Products, all as provided for in, in accordance with and subject to the terms, conditions and provisions set forth in this Agreement.

NOW THEREFORE in consideration of the mutual promises and undertakings of the parties hereto the parties agree as follows:

1.   Definitions.

1.1 “Confidential Information” means information of a party, which information is conspicuously marked with "Confidential", or "Proprietary" or other similar legend.  If Confidential Information is orally disclosed of it is observed, it shall be identified as such at the time of disclosure or observation and a brief written description and confirmation of the confidential nature of the information shall be sent to the recipient within thirty (30) days after the disclosure. The Solution Specifications, quantities, schedules and pricing, projections and business plans shall be considered Confidential Information hereunder whether disclosed orally or in writing, or whether or not marked "Confidential" or "Proprietary".

1.2 “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired, including all (a) patent rights; (b) rights associated with works of authorship including copyrights and mask work rights; (c) trademarks, service marks, trade dress and trade names; (d) rights relating to the protection of trade secrets and confidential information; and (e) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.

1.3 “Markets” means the advanced human wound care for humans within the Territory defined in this Agreement.

1.4 “Purchase Order” shall mean an offer from Distributor received by Company, whether in written or other form, or in electronic form, to purchase or schedule delivery of a specified amount of Products that complies with the requirements set forth in this Agreement.

1.5 “Regulatory Approvals” means any and all approvals, applications, registrations, licenses, certifications and other requirements imposed by any governmental agency or other entity exercising any regulatory or other governmental or quasi-governmental authority, including but not limited to the US Food and Drug Administration, the Chinese Food and Drug Administration and the US or Chinese Environmental Protection Agency.

1.6 “Company’s Technology” means Company’s proprietary technology and know-how known as the Microcyn Technology, used for (among other things) wound care applications.

1.7 “Products” means the gel solutions based on Company’s Microcyn Technology which is to be provided by Company under this Agreement as further described in Exhibit A.

1.8 “Product Specifications” means the specifications for the Products as set forth in Exhibit B.

1.9           “Territory” shall mean the People’s Republic of China.

2.   Purchases and Products.

2.1 General.  This Agreement establishes the terms and conditions on which Company will sell to Distributor the Products.  The purchase and sale of Products between Company and Distributor shall be governed solely and exclusively by this Agreement, which shall supersede the terms and conditions contained in any purchase order, acknowledgment or other document related to the purchase and sale of Products.  Company’s failure to object to any additional or different term or condition contained in any communication from Distributor shall not be deemed a waiver of the terms of this Agreement and any additional or different term or condition is expressly rejected unless agreed to by the Company in writing.  This Agreement shall not be modified, supplemented or interpreted by any trade usage or prior course of dealing not made a part of this Agreement by its express terms.

2.2 Appointment.  Subject to all the terms and conditions of this Agreement, Company hereby appoints Distributor for the Term of this Agreement as an exclusive distributor of the Products only within the Market and only within the Territory. Distributor may distribute Products only to persons and entities located and taking delivery within the Territory.  Furthermore, Solution distributed by Distributor for further distribution may be distributed only through subdistributors who are bound in writing for Company's benefit to all the restrictions on Distributor contained in this Agreement.

2.3 Development Fee.  After execution of this Agreement, Distributor will pay the Company a one time, non-refundable up-front fee, equal to [ ]* ($[ ]* USD) for the exclusive right to market and sell products referenced in Exhibit A.  [ ]* ($[ ]*) will be due by June 24th, 2011 and the balance of [ ]* ($[ ]*) is due within [ ]* after the regulatory approval of the product by the China State Food and Drug Administration (SFDA).

2.4 Purchase Orders and Forecasts.  Solution is delivered based on F.O.B. term, that Company must deliver the products to the loading port. Company cannot adjust the price of the product at any time during the first 3 years of the agreement, Company shall have the right, in its sole discretion, to change such prices with one hundred eighty (180) days' written notice before the execution of the updated prices for the 4th and 5th year of the agreement. New prices will apply to all shipments made after such notice period.  If there are unavoidable circumstances that the price must be adjusted, then both parties can negotiate and decide on the price issue. In addition, Distributor will pay all charges, including without limitation transportation charges and insurance premiums and shall be responsible for all taxes, duties and other governmental assessments (this includes, without limitation, sales taxes, unless Distributor provides appropriate resale certificates).

2.5 Purchase Order and Forecast.  On or before the 15th day of each month, Distributor will submit to Company a Purchase Order covering the next calendar month and a non-binding, rolling forecast of purchases of Products for the next three (3) months after the period covered by the Purchase Order.

2.6 Purchase Orders. The following requirements shall apply to all purchase orders:

(a) Purchase Orders shall be issued by Distributor to Oculus or its designee; and

(b) All Purchase Orders shall contain such pricing, requested shipment schedule, delivery address, requested carrier and quantity terms as set forth in Exhibit A; and

(c) Company must arrange shipment of Solutions within thirty (30) days after receipt of a valid Purchase Order; and

(d) All Purchase Orders shall reference this Agreement.

When acknowledgement of receipt and acceptance of the Purchase Order is made by Company (either by written notice or by shipment of the Products covered by the Purchase Order), the Purchase Order shall be deemed a commitment to purchase and sell the Products pursuant to the terms of this Agreement.  Shipment and delivery schedules will be at all times subject to Company’s approval, and Company may at any time decline to make any shipments or deliveries except upon receipt of payment or upon terms and conditions or security satisfactory to Company.

* Confidential material redacted and separately filed with the Commission.

2.7 Pricing. The Solution prices are set forth in Exhibit A. (Refer to 2.4 as settled agreement.)

2.8 Taxes.  Prices are exclusive of ocean transportation and insurance. All taxes, duties and other related charges that occur from Mexico or U.S. delivery port to final destination in China are the responsibility of the distributor.  Unless prior to shipment of the Products the Distributor provides Company with a tax exemption certificate acceptable to the appropriate taxing authorities, Distributor shall pay any present or future excise, sales, use or similar tax, duties or other governmental charges, and Distributor agrees to indemnify Company against liability for payment of such taxes.  Such taxes, when applicable, will appear as separate items on the invoice.

2.9 Payment Terms. Payment shall be made in full prior to a shipment of product by wire to an Oculus account that will be furnished.

2.10  Minimum Orders; Minimum Purchase.  Minimum ordering quantities are set forth in Exhibit A.   No orders shall be accepted, unless such orders are at least equal to or greater than the minimum quantities set forth in Exhibit A.    Distributor agrees to purchase sufficient Products to meet the minimum purchase obligation set forth in Exhibit A for each calendar year during the term of this Agreement.  If, at the end of each calendar year during the term of this Agreement, Distributor has failed to purchase the quantity of Products specified in the minimum purchase obligation set forth in Exhibit A, then Company may, in its sole discretion, adjust the price charged for all Products sold to Distributor during the term and recover from Distributor the difference between: (i) the greater of the price Company would have charged for the Solution absent the volume discount or, a [ ]* ([ ]*%) increase in the purchase price set forth on Exhibit A attached hereto; and (ii) the price Company charged Distributor during the term.

3.   Delivery and Acceptance.

3.1 Delivery of Solution.  Delivery of Solution shall be F.O.B. point of Mexico or U.S. delivery port.  Regarding shipment dates, refer to 2.6 (c).

3.2 Packaging.  Company shall package the Products for shipment to Distributor in the manner customarily used by Company(refer to Exhibition A), unless Distributor requires different packaging specifications, in which case any such different packaging shall be at Distributor’s expense.  Distributor will provide such reasonable specifications to Company in writing within thirty (30) days of the Effective Date.

3.3  Risk of Loss or Damage.  Title and risk of loss will be transferred to Distributor upon delivery of Products by Company to the point of Mexico or U.S. delivery port.  Unless Company receives specific shipping instructions from Distributor within thirty (30) days prior to the scheduled shipment date, Company may exercise its own discretion in selecting the method of shipment.  In no event will the carrier be considered an agent or representative of Company.  Distributor will also bear the risk of loss with respect to any Products rejected by Distributor until received by Company.

* Confidential material redacted and separately filed with the Commission.

3.4  Delivery Performance. Company may make partial deliveries of the Products under this Agreement.  Partial deliveries will be separately invoiced by Company. Shipment dates and separate invoices of partial deliveries must be exactly set and issued by Company. Distributor only pays for separate deliveries upon separate invoices.

3.5 Cancellation; Rescheduling.  Distributor and Company may not cancel or reschedule or change the quantity to any shipment under a Purchase Order once the Purchase Order is accepted by Company.

3.6 Product Acceptance. Company is fully responsible for the quality of the products.  Products shipped by Company must materially conform to the Solution Specifications as further defined in Exhibit B at the time of shipment by Company.  Use of the Products by Distributor or its customers, or the failure by Distributor to return the defective Products after fifteen (15) days following the arrival date of the Distributor’s warehouse of such Products shall constitute acceptance by the Distributor.  Any Products properly rejected will be returned to Company in accordance with the return procedures set forth in Article VI with respect to warranty claims.

3.7 Security Interest.  Company hereby reserves and Distributor hereby grants to Company a purchase money security interest in the Products sold under this Agreement and the proceeds thereof and accounts receivable, until payment in full of the purchase price.  Distributor agrees to execute any financing statements, continuation statements or other documents as Company requests to protect its security interest.

3.8 Force Majeure.  In no event will Company be liable for any reprocurement costs for delay in delivery or non-delivery due to causes beyond Company’s reasonable control, including but not limited to supplier delays, shortages of labor, energy, components, raw materials or supplies, acts of God, labor unrest, fire, explosion or earthquake.  If such delay occurs, the date of delivery shall automatically be extended for a period equal to the time lost by reason of the delay.  In any event, Company shall not be in default for failure to deliver unless Company does not commence to cure such failure within ten (10) days after receipt of written notice from Distributor of such failure to deliver.  Distributor’s sole remedy for such default shall be cancellation of the applicable Purchase Order.

4.   Certain Obligations.

4.1 Distribution Efforts.  Distributor shall consult and cooperate with Supplier in connection with the marketing, sale and distribution of Supplier’s Products under this Agreement.  Without limiting the generality of the foregoing, Distributor shall prepare and submit to Supplier, at least ninety (90) days prior to the commencement of each Contract Year, a written plan for the marketing, sale and distribution of Supplier’s Products under this Agreement in the Territory during such Contract Year.  Distributor’s plan shall include, without limitation:  (a) a description of the promotional, advertising and other marketing activities planned by Distributor for each division within the Territory during the applicable Contract Year; (b) a budget and schedule for such activities; (c) Distributor’s best estimate of anticipated sales of Supplier’s Products in each  division within the Territory during the applicable Contract Year; and (d) a description of any training or other support to be provided by Distributor during the applicable Contract Year, which shall be subject to Supplier’s approval not to be unreasonably withheld or delayed.  Distributor shall use commercially reasonable effort to comply with the plan for each Contract Year.  Distributor shall supply all sales and marketing material in the Field (included, but not limited to translation of promotional literature marketing materials manuals and other documentation for the gel. Supplier shall supply Distributor, as reasonably, requested from time to time, information required in order to prepare sales and marketing materials.

4.2 Lab testing.  Company shall cooperate with Distributor for the rebottling aging test.  The Distributor will be responsible for sending samples using Fedex to Company for testing.  Company shall provide test reports back to Distributor.

4.3 Documents and Licensing. The Company must provide the necessary documentations and licensing to Distributor in order to allow rebottling the products in China within 30 days after the agreement is executed.

4.4 Products Registration and Extension. Distributor will be responsible for updating the registrations before expiration date in order to continue the legal sale of Products in China. Company shall provide necessary documents and information to Distributor for the registration.

4.5 Compliance with Laws.  Distributor shall conduct its business in accordance with all laws and regulations of any country in which Licensee is marketing and distributing the Products.  Without limiting the foregoing, Licensee shall not market sell any Solution except in compliance with the Regulatory Approvals and all applicable laws and regulations.

4.6 Use of Products.  Distributor’s purchase of Solution is solely for use by Distributor in the Markets.  Distributor shall not market, distribute, sell the Solution on a stand-alone basis or in any market other than the Markets.

4.7 Support.  Subject to Company’s scheduling and personnel constraints, Company will provide to Distributor reasonable engineering, research, development and  marketing support, including training in the proper use and clinical benefits of the Products, and access to its personnel as needed for sales of the Products in the Markets. The two parties shall have scheduled academic exchanges.  Chinese experts or professionals will come to the U.S. for observation and study, and/or Company will send their experts or professionals to China. Each party shall bear their own expenses for the visit trip.

4.8 Branding of Solution.   Distributor may market, sell and distribute the Products using Company’s trademarks, logos, and other proprietary designations, packaging and marketing materials.  Distributor shall have no right whatsoever to use Company’s marks without Company’s prior written consent.

4.9 Shared Knowledge.  Company agrees that Distributor can use the website link between the two parties.

4.10 Management Review.  The senior project managers of both parties will meet at least bi-annually during the term of this Agreement to discuss the status of the parties’ business relationship, each party’s upcoming plans relating to the Products, the competitive situation in the Markets for the Products, and similar matters.
5.   Ownership.

5.1 Company’s IP.  Company is and shall be the sole and exclusive owner of all Intellectual Property Rights in and to the Products and Company’s Technology, including without limitation its Microcyn Technology, and any and all inventions, technology, know-how and other intellectual property made, conceived, created, reduced to practice or otherwise developed as part of Company’s services pursuant to Article IV of this Agreement, and all improvements, enhancements, modifications and derivatives of any of the foregoing (collectively, “Company’s IP”).

5.2 No Reverse Engineering.  Distributor acknowledges that the Products contain the valuable trade secret information of Company and other proprietary information of Company.  Accordingly, Distributor agrees that it will not, at any time during the term of this Agreement or thereafter, reverse engineer or otherwise attempt to discern the trade secret information of the Products, nor will Distributor permit any third party to do any of the foregoing.   Company acknowledges that the Distributor’s Process contains the valuable trade secret information of Distributor and other proprietary information of Distributor.  Accordingly, Company agrees that it will not, at any time during the term of this Agreement or thereafter, reverse engineer or otherwise attempt to discern the trade secret information of the Distributor’s Process, nor will Company permit any third party to do any of the foregoing.

6.   Limitation On Liability And Remedies.

6.1 Company Limited Warranty; Limitation of Remedies.

(a) Company warrants that each Solution delivered will, under normal use and conditions, substantially conform to the applicable Solution Specifications for a period of thirty (30) days after the specific Solution has been shipped to Distributor.  This limited warranty does not cover the results of accident, abuse, misapplication, vandalism, acts of God, use contrary to specifications or instructions, or modification by anyone other than Company.

(b) Company’s entire liability and Distributor’s exclusive remedy shall be replacement of the materially non-conforming Products.  Distributor may reject and return such non-conforming Products for modification or replacement by Company provided that Distributor must first obtain a Return Material Authorization from Company. Company shall issue a Return Material Authorization ("RMA") within two (2) business days after Distributor's request. Any additional terms of the RMA procedure shall be mutually agreed to between the parties. Distributor shall include the RMA number with all returns.  Distributor shall return all such non-conforming Products to Company within fifteen (15) days of Distributor’s receipt of such Products.

(c) Company is liable for all transit costs associated with replacement (freight/insurance/customs duty) of non-conforming Solution. Any replacement Solution will be warranted according to its new production date. If modification or replacement is not reasonably possible, then Company may elect to refund to Distributor an amount equal to the purchase price for the non-conforming Products.  Company shall also be responsible for freight, insurance and customs duty costs Distributor incurs incident to the non-conforming Solution.

(d) If Company determines that any returned Solution conformed to the warranty, Company will return the Solution to Distributor at Distributor’s expense, freight collect, along with a written statement setting forth Company’s conclusion that the returned Solution was not defective, and Distributor agrees to pay Company’s reasonable cost of handling and testing the returned Solution.

(e) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE PRODUCTS ARE PROVIDED “AS-IS” WITHOUT WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND AGAINST INFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VI, COMPANY DOES NOT WARRANT THAT THE PRODUCTS WILL MEET SPECIFIC REQUIREMENTS.

6.2 Consequential Damages Waiver.  IN NO EVENT WILL COMPANY BE LIABLE TO DISTRIBUTOR OR ITS CUSTOMERS FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS OR LOST SAVINGS ARISING OUT OF THE USE OR INABILITY TO USE THE PRODUCTS OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.3 Limitation of Liability.  COMPANY’S AGGREGATE LIABILITY UNDER OR ARISING OUT OF THIS AGREEMENT FOR ANY CLAIM, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE AMOUNT PAID BY DISTRIBUTOR TO COMPANY UNDER THIS AGREEMENT FOR THE PRODUCTS THAT ARE THE SUBJECT OF THE LIABILITY IN THE SIX-MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH THE CLAIM AROSE.

7.   Indemnification.

7.1 Indemnity.  Distributor agrees that it will, at its own expense, defend all suits or proceedings instituted against Company arising out of any marketing, sale or use of the Solution that is not expressly permitted by the terms of this Agreement or any breach of Distributor’s obligations hereunder.

8.   Confidential Information

8.1 Ownership of Confidential Information.  Company is and shall remain the owner of its Confidential Information.  Nothing contained in this Agreement shall be construed as granting any rights by license or otherwise to such Confidential Information.

8.2 Agreement to Maintain Confidentiality.  Distributor shall take all reasonable steps to ensure that it and its agents maintain the confidentiality of the Confidential Information.

8.3 Agreement Not to Use or Disclose.  Except as provided in this Agreement, Distributor shall not disclose to any other person or entity the Company’s Confidential Information of the disclosing party or use such Confidential Information for any purpose other than the purposes expressly authorized under this Agreement.  Such Confidential Information may be disclosed to an independent contractor of the receiving party solely in the performance of the obligations of the receiving party under this Agreement; provided, however, that the receiving party shall ensure that any such independent contractor has first signed an appropriate confidentiality agreement, at least as restrictive as the provisions contained in this Article VIII and the receiving party shall remain fully responsible for the independent contractor’s performance of its obligations under such agreement.

8.4 Specific Performance.  The parties recognize and agree that any breach by the receiving party of its obligations contained in this Article VIII would cause irreparable harm to the disclosing party such that the disclosing party could not be compensated for the harm by money damages alone.  Therefore, the parties agree that the provisions of this Article VIII shall be enforceable by specific performance, including injunctive relief.

9.   Term and Termination.

9.1 Term.  This Agreement shall be effective and in full force for five (5) years from the Effective Date (“Term”). The expiration date shall be the fifth anniversary of the Distributor’s receiving the China SFDA approval to market the Solution in the Territory.  Thereafter the Agreement shall renew by mutual written consent for additional, successive periods of three (3) years each, unless terminated earlier pursuant to this Article 9.

9.2 Termination for Failure to Meet Minimum Purchase Requirement.  Company will have the right to terminate this Agreement if Distributor fails to meet the Minimum Purchase Requirements as listed in Exhibit A.  Company will provide one hundred and twenty (120) days written notice upon failure to meet the Minimum Purchase Requirements during which time the Company will maintain effective pricing to Distributor and may elect to sell products to other parties.

9.3 Termination for Cause.  Either party will have the right to terminate this Agreement for cause upon forty five (45) days’ prior written notice to the other party of a material breach of this Agreement by the other party that remains uncured during such forty five (45) day period.

9.4 Effect of Termination.

(a) Upon the termination of this Agreement for any reason, each party shall retain ownership of its respective Confidential Information and shall return to the other party all of the Confidential Information received from the other party up to the time of termination.

(b) Upon termination of this Agreement, Distributor will pay to Company any amounts due under this Agreement.

(c) If Distributor terminates this Agreement without cause or if Company terminates this Agreement for cause, then, Company may elect to (i) continue to supply Products to Distributor under Purchase Orders that Company accepted prior to the effective date of termination and Distributor agrees to pay Company the purchase price for such Products or (ii) cancel all such Purchase Orders and Company will have no liability for such cancellation.

(d) If Company terminates this Agreement without cause or if Distributor terminates this Agreement for cause, then Distributor may elect either (i) to have Company supply the Products under Purchase Orders that Company accepted prior to the effective date of termination and Distributor agrees to pay Company the purchase price for such Products or (ii) to cancel such Purchase Orders in accordance with the terms of this Agreement.

(e) Neither Company nor Distributor shall be liable to the other for compensation, reimbursement or damages for the loss of prospective profits, anticipated sales or goodwill as a result of the termination of this Agreement in accordance with the terms of Section 9.2 or Section 9.3.

9.5   Survival.  Upon the expiration, or the termination for any reason, of this Agreement, the rights and obligations of the parties under Sections 2.6, 2.7, 3.7, 3.8, 4.1, 9.4, 9.5 and Articles I, V, VI, VII, VIII, IX and X shall survive and remain in effect.

10.   Miscellaneous.

10.1   Notices.  All notices shall be deemed given (i) five days after being deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (ii) one day after being sent by overnight courier, charges prepaid, with a confirming fax; and addressed as set forth at the signature line below or to such other address as the party to receive the notice or request so designates by written notice to the other.

10.2   Export Controls. Distributor shall comply with all applicable laws and regulations, including without limitation, applicable export and import laws and regulations. Distributor will not export, reexport, divert, transfer or disclose, directly or indirectly, the Products and any related technical information or materials without complying with the export control laws and all legal requirements in the relevant jurisdiction.  Obtaining any necessary export or import approval for the Products and/or any portion thereof is the responsibility of Distributor.

10.3           Storage and Distribution. Supply of Solution by Company to Distributor will be in accordance with the shipping instructions provided by Company.  The storage conditions will be established and defined in the Solution specifications.  Expiration dating of the Solution will be provided by the Company.

10.4           Customer Complaints. All customer feedback received by Company or Distributor which could be related to the quality of Company will be communicated in writing to the Quality Assurance Department of Company as soon as possible.  Complaints will be documented and managed in accordance with Company procedures.  Complaints relating to Company manufacturing or Quality Control issues will be fully investigated by Distributor’s Quality Unit and a report prepared and issued to Company’s QA Representative within a reasonable time-frame mutually agreed to between Company and Distributor from receipt of the complaint unless otherwise specified (medical urgency).

10.5           Recalls. In the event either party has reason to believe that one or more batches of any of the Solution which are the subject of this Agreement should be recalled or withdrawn from distribution, such party shall immediately inform the other in writing.  Recalls will be managed by Company in accordance with Company procedures.

10.6           Audits. Upon reasonable advanced notice, Distributor will permit Company, or persons designated by Company, to audit manufacturing and storage facilities, processes and related procedures used by Distributor to process, inspect, package, label or store Solution and may also be performed by Company representatives to qualify facilities and equipment and to ensure regulatory compliance of Distributor quality systems.  Distributor will provide a written response to any audit findings communicated to Distributor in an Audit Report.  The final determination for fitness of Distributor as a contract manufacturer for Company Product rests with Company.

10.7           Assignment and Subcontracting.  This Agreement and all rights and obligations hereunder are personal to the parties hereto and shall not be assigned by either party to any third party without the prior written consent thereto by the other party except that Company may assign this Agreement to an affiliate or to a successor to all or substantially all of the Company’s assets or to a majority of Company’s voting stock. This Agreement shall benefit and be binding upon the parties to this Agreement and their respective permitted successors and assigns.

10.8           Waiver.  No term or condition of this Agreement shall be deemed waived unless such waiver is in a writing executed by the party against whom the waiver is sought to be enforced.  Failure or delay in the exercise of any right, power or privilege hereunder shall not operate as a waiver thereof or of any subsequent failure or delay.

10.9           Governing Law, Jurisdiction, Venue.  The formation, validity, construction and the performance of this Agreement are governed by the Laws of the State of California. In the event of any differences or disputes arising out of the performance of this Agreement, the parties agree that the same shall be settled through discussions between them.  If the differences or disputes remain unresolved thereafter, the same would be settled through an arbitration proceeding, to be held in Hong Kong, under the substantive Laws of the State of California.  The English language shall be the controlling language.

10.10           Severability.  If any of the provisions of this Agreement in any way violate or contravene any laws applicable to this Agreement, such provision shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect.  In such event, the parties agree to negotiate in good faith to substitute legal and enforceable provisions that most nearly effect the original intent of the severed provision.

10.11           Subject Headings.  The captions and headings used herein are intended for convenience only, and shall not affect the construction or interpretation of any section or provision of this Agreement.

10.12           Entire Agreement; Amendments.  This Agreement, including Exhibits A and B hereto, constitutes the entire understanding and agreement of the parties related to the subject matter hereof, and supersedes any and all prior or contemporaneous offers, negotiations, agreements and/or understandings, written or oral, as to such subject matter.  Except as provided herein, no amendment, revision or modification of this Agreement shall be effective or binding unless made in writing and signed by the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date transcribed below.

COMPANY: OCULUS INNOVATIVE SCIENCES, INC.	DISTRIBUTOR: Shanghai Sunvic Technology Co. Ltd

BY: Bruce Thornton TITLE: Executive Vice President DATE: June 26, 2011	BY: _________________________ TITLE: _______________________ DATE: June 14, 2011
ADDRESS: 1129 No. McDowell Boulevard Petaluma, CA 94954 PHONE: (707) 283-0550 FAX: (707) 283-0551	ADDRESS: Suite 2012, 915 Zhenbei Road, Shanghai, China, 200333 PHONE: (___) __________________ FAX: (___) ____________________

MANDARIN TRANSLATION OF DEFINITVE ENGLISH TEXT FOR INFORMATION ONLY

EXHIBIT A

PRODUCTION VOLUME QUANTITY AND PRICING SCHEDULE

I.	Solution

The gel solution shall be defined as Microcyn Skin and Wound Care Gel that is manufactured by Oculus using Oculus’ patented electrolysis process and currently sold under the name Microcyn in the United States in the advanced wound care human health market.”

From time to time, the Company may introduce new products into the marketplace for use in the Market.  The parties agree to work in good faith regarding distribution rights to those new products in the Territory.

II.	Minimum Order

Minimum ordering quantity per purchase order to be placed with Company under this Agreement shall not be less than $[ ]* per shipment and may be comprised of any combination of the product sizes noted below. The minimum ordering quantity per purchase order before the approval from the SFDA is not subject to the minimum order requirement.

III.	Pricing and Annual Minimum Quantity

The annual minimum purchase order volume to maintain distribution rights within the Territory is as listed below. The first year starts upon the SFDA regulatory approval of the product. A total amount of $[ ]* must be placed within the first month after Distributor getting the SFDA regulatory approval.

($US Dollars)	Year 1	Year 2	Year 3	Year 4	Year 5

Minimum Sales	$[ ]*	$[ ]*	$[ ]*	$[ ]*	$[ ]*
Price per 100 liter drum	$[ ]*	$[ ]*	$[ ]*	$[ ]*	$[ ]*
Price per 10 liter unit	$[ ]*	$[ ]*	$[ ]*	$[ ]*	$[ ]*

Above prices do not include shipping costs from destination port in Mexico or U.S. The Distributor assumes shipping and insurance costs from destination port in Mexico or U.S. to final destination in China.

[ ]* shall equal [ ]* % of every purchase order. If in Year 1 Distributor purchase $[ ]* worth of products, then Company shall provide $[ ]* worth of [ ]* to Distributor. In Year 2 Distributor purchase $[ ]* worth of products, Company shall provide $[ ]* worth of [ ]*. Distributor assumes shipping and insurance costs for [ ]* from destination port in Mexico or U.S. to final destination in China.

* Confidential material redacted and separately filed with the Commission.

EXHIBIT B

PRODUCT SPECIFICATIONS

Product Specifications shall mean the product claims and specifications contained in the Company’s current Microcyn Skin and Wound Gel FDA cleared 510(K) label claim sold in the United States of America as an advanced wound care product with no less than a eighteen (18) month self life from date of shipment. The production date of the products cannot exceed more than 30 days since the shipment date of the products.

For each lot of Products shipped, the Company will provide copies to Distributor of a Certificate of Conformation, attached as Exhibit C, reflecting the Solution meets the manufacturer’s specifications for the following tests:

1. pH:	[ ]*
2. Free Available Chlorine:	[ ]*
3. Microbial Kill:	[ ]*

* Confidential material redacted and separately filed with the Commission.

EXHIBIT C

CERTIFICATE OF CONFORMATION

Lot#:	H -
No of units:
Manufacturing date:
Expiration date:
Chemical analysis
pH-value
Free available Chlorine	Ppm
Microbiological Spore Reduction
Tested by:
Date:

CERTIFICATE OF ANALYSIS
Microcyn Skin and Wound Gel